Exhibit 10.47

October 5, 2015

Jack Lief

RE: Separation Agreement

Dear Jack,

This letter sets forth the terms and conditions of our agreement (the “Agreement”) regarding your retirement from Arena Pharmaceuticals, Inc. (the “Company”). This Agreement will become effective on the Effective Date as defined in Section 10 herein. You and the Company hereby agree as follows:
1.Separation. You have submitted and the Company has accepted your retirement, effective October 5, 2015 (the “Retirement Date”), from any and all employment, officer, managing director and board of directors positions you hold with the Company and its direct and indirect subsidiaries, including but not limited to President, Chief Executive Officer, principal financial officer and member of the Board of Directors of the Company, in exchange for the benefits specified in this Agreement.
2.Separation Benefits. In exchange for your covenants and releases herein, and provided that this Agreement becomes effective as specified in Section 10 below, the Company will provide you with the benefits specified in Section 4 (a)(1)-(3) of the Company’s Amended and Restated Severance Benefit Plan (the “Benefit Plan”) in accordance with the severance period applicable to you as designated in Exhibit A of the Benefit Plan (the “Separation Benefits”). Your receipt of the Separation Benefits is subject to the terms of Sections 4(b), 5, and 6(d) of the Benefit Plan and for the avoidance of doubt, your Retirement Date shall be treated as the date of your Covered Termination (as defined under the Benefit Plan) for purposes of the Separation Benefits, including for purposes of determining the timing and form of payment of such Separation Benefits, as further described in Section 4(a) and 6(d) of the Benefit Plan. For purposes of your outstanding performance restricted stock unit awards ("PRSU"), provided that this Agreement becomes effective as specified in Section 10 below, your retirement shall be treated as a "Qualifying Termination" under the terms of such PRSUs. For the avoidance of doubt, you and the Company agree that your outstanding equity awards that are not vested pursuant to their terms as of your Retirement Date (and after taking into account the vesting acceleration that will occur as a result of your retirement pursuant to this Agreement) shall be immediately forfeited, except that your PRSUs shall be eligible for the "Pro-Rata Vesting in Connection with a Qualifying Termination Preceding the Certification Date", as described in Section F.1 of the Award Determination, Vesting and Issuance Criteria for your PRSUs. Except to the extent provided in Section 4(a)(3) of the Benefit Plan and in this Section 2, your outstanding equity awards will continue to be governed by the terms and conditions of the equity plan and equity grant documents evidencing such awards.
3. Other Compensation and Benefits. Except as expressly provided herein, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, wages, reimbursement, severance, or benefits from the Company.
4.Termination of The Company’s Obligations. Notwithstanding any provisions in this Agreement to the contrary and except as consented to above, the Company’s obligations hereunder shall cease and be rendered a nullity immediately should you fail to comply with any of the provisions of this Agreement.
5.Transitional Services. In consideration of the benefits provided by this Agreement, you agree to make yourself available for consultation with the members of the Company’s executive management team and Board of Directors to consult regarding strategic and transitional issues during the period through December 31, 2015, such consultation services not to exceed twenty (20) hours per month.

6.Company Property. You represent and confirm that no later than the Retirement Date you will return to the Company all Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, computer security access, files, business plans, notes, financial information, financial information, data, computer-recorded information, tangible property, including entry cards, keys and any other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential material of the Company; provided that you shall be permitted to retain copies of documents relating to the terms and conditions of your employment with the Company (for example, copies of Stock Option Agreements).
7.Confidential Information and Proprietary Information Obligations. You acknowledge signing the “Arena Pharmaceuticals, Inc. Proprietary Information and Invention Assignment Agreement” (the “PIIA”) containing a confidentiality agreement in connection with your employment with the Company. You represent that you have complied with and will continue to comply with the terms of the PIIA.
8.Injunctive Relief. The parties agree that any remedy at law will be inadequate for any breach by you or the Company of the covenants under the provisions of Sections 6 and 7 of this Agreement, and that each Party shall be entitled to an injunction both preliminary and final, and any other appropriate equitable relief to enforce his or its rights set forth in these Sections. Such remedies shall be cumulative and non-exclusive, being in addition to any and all other remedies either Party may have.
9.Release of Claims.
(a)    General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Separation Benefits, except for the Excluded Claims (as defined below), you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and known, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)    Scope of Release. The Released Claims include, but are not limited to claims that arise out of or are in any way related to (i) your employment, (ii) the termination of your employment and (iii) events, acts, conduct, or omissions between the Company and you occurring prior to you signing this Release. This release includes, but is not limited to: (1) all claim arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
(c)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims and are not affected by the release set forth above (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims you may have to indemnification or legal defense pursuant to any policy of insurance protecting or applicable to directors and/or officers of the Company; (iii) any rights or claims which are not waivable as a matter of law; and (iv) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.
(d)    Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.
(e)    Acknowledgements. You acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on‑the-job injury for which you have not already filed a claim; (iii) you have been given sufficient time to consider this Agreement and to consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any claims you may have as of the date you execute it.
10.ADEA Waiver. You knowingly and voluntarily waive and release any rights you may have under the ADEA (defined above). You also acknowledge that the consideration given for your releases in this Agreement is in addition to anything of value to which you were already entitled. You are advised by this writing that: (a) your waiver and release do not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this release (and you have done so); (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after you sign this Agreement, provided that you have not earlier revoked this Agreement (the “Effective Date”). You will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective.
11.No Admissions. The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.
12.Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in writing signed by you and the Chairman of the Board of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

13.Successors and Assigns. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.
14.Applicable Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.
15.Severability. If a court or arbitrator of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, the remaining terms and provisions hereof shall be unimpaired. Such court or arbitrator will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.
16.Indemnification. You will indemnify and save harmless the Company from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of any representation made herein. The Company will indemnify and save harmless you from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of any representation made herein.
17.Authorization. You and the Company warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and, further, that each of them are fully entitled and duly authorized to give their complete and final general release and discharge.
18.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.
19.Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
20.Photocopies. A photocopy of this executed Agreement shall be as valid, binding, and effective as the original Agreement.
Please confirm your assent to the foregoing terms and conditions of our Agreement by signing and returning a copy of this letter to me.
Sincerely,
Arena Pharmaceuticals, Inc.

/s/ Tina S. Nova
By: Tina S. Nova, Ph.D.
Director

Having read and reviewed the foregoing, I hereby agree to and accept the terms and conditions of this Agreement as stated above.

/s/ Jack Lief                             October 5, 2015
Jack Lief                            Date